EXPLANATORY NOTE

This Amendment No. 2 to the Offering Statement on Form 1-A filed Royal Bancshares, Inc. on April 25, 2016, as amended on May 17, 2016 (the “Offering Statement”), is being filed solely to file Exhibits 2.1, 2.2, 11.5, 12.1 and 12.2 to the Offering Statement as set forth below under “EXHIBIT INDEX.” No changes have been made to Part II of the Offering Statement. Accordingly, Part II has been omitted.

EXHIBIT INDEX

Exhibit Number	Description of Exhibit

2.1	Amended and Restated Articles of Incorporation

2.2	Amended and Restated Bylaws

6.1*	Form of Employment Agreement by and between Royal Banks of Missouri and Robert Roberson

7.1*	Amended and Restated Agreement and Plan of Merger by and among Frontenac Bancshares, Inc., Royal Bancshares, Inc. and Royal Acquisition LLC, effective as of November 12, 2015 (incorporated by reference to Appendix A of the Proxy Statement/Offering Circular which is included in Part II of this Form 1-A)

10.1*	Power of Attorney (included as part of the signature pages herewith)

11.1*	Consent of Cummings, Ristau & Associates, P.C. (independent registered public accounting firm of Royal Bancshares, Inc.)

11.2*	Consent of Cummings, Ristau & Associates, P.C. (independent registered public accounting firm of Frontenac Bancshares, Inc.)

11.3*	Consent of Sandler O’Neill + Partners, LP (financial advisor of Royal Bancshares, Inc.)

11.4*	Consent of Sheshunoff & Co. Investment Banking, L.P. (financial advisor of Frontenac Bancshares, Inc.)

11.5	Consent of Polsinelli PC (included in Exhibit 12.1)

12.1	Legal Opinion of Polsinelli PC

12.2	Opinion of Polsinelli PC as to certain tax matters

15.1*	Merger Consideration Election Form

15.2*	Form of Proxy of Frontenac Bancshares, Inc.

15.3*	Draft Offering Statement on Form 1-A submitted March 18, 2016

15.4*	Comment Letter of the Securities and Exchange Commission dated April 13, 2016

15.5*	Response Letter of Royal Banks of Missouri dated April 22, 2016

15.6*	Response Letter of Royal Banks of Missouri dated May 13, 2016

*	Previously Filed

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri, on May 18, 2016.

ROYAL BANCSHARES, INC.

By:	/s/ Stephen A. Baden
Stephen A. Baden President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of the persons whose signature appears below appoints and constitutes Stephen A. Baden and Mitchell P. Baden, or either of them, his or her true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to execute any and all amendments (including post-effective amendments) to the within offering statement, with any and all exhibits and any and all other documents required to be filed with respect thereto or in connection therewith, and to file the same, together with all exhibits thereto and all other documents in connection therewith, with the Securities and Exchange Commission and such other agencies, offices and persons as may be required by applicable law, granting unto said attorneys-in-fact and agents, or either of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

This offering statement has been signed by the following persons in the capacities stated and on the 18th day of May, 2016.

/s/ Stephen A. Baden
Stephen A. Baden
President and Director
(Principal Executive Officer)

/s/ Bethany Davis
Bethany Davis
Assistant Secretary
(Principal Financial Officer and Principal Accounting Officer)

/s/ Stephen J. Pessin
Stephen J. Pessin
Chairman

/s/ Ira Bergman
Ira Bergman
Vice President and Director

/s/ Anthony F. Sansone, Sr.
Anthony F. Sansone, Sr.
Secretary and Director

/s/ Thomas R. Green
Thomas R. Green
Director

/s/ Linda G. Renner
Linda G. Renner
Director